Exhibit 3.1


                         Amendment to Cosi, Inc. By-Laws
                         -------------------------------


      Section 5.5. Chairman of the Board; Powers and Duties. The Chairman of the Board and the Chief Executive of the corporation shall be two different persons. The Chairman of the Board, when present, shall preside at all meetings of the stockholders and the Board. The Chairman of the Board shall perform such other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board shall designate from time to time.

      Section 5.6. Chief Executive Officer, President, Executive Vice Presidents, Senior Vice Presidents and Vice Presidents; Powers and Duties.

            (a) Chief Executive Officer. The Chief Executive Officer shall be elected by the Board. The Chief Executive Officer shall be the chief executive officer of the corporation and shall, subject to the control of the Board, have general supervision, direction and control of the business and officers, employees and agents of the corporation. The Chief Executive Officer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board shall designate from time to time. In the absence of the Chairman of the Board, the Chief Executive Officer, if such officer is a director, shall preside at all meetings of the Board, unless the Board determines otherwise. Any document may be signed by the Chief Executive Officer or any other person who may be thereunto authorized by the Board, the Chairman of the Board, or the Chief Executive Officer.

            (b) President. Subject to the oversight of the Board and the supervision, control and authority of the Chief Executive Officer, the President shall have general supervision, direction and control of the business and the officers, employees and agents of the corporation. The President shall perform such other duties and have such other powers as the Board of Directors shall designated from time to time.

            (c) Executive Vice Presidents, Senior Vice Presidents, and Vice Presidents. Subject to the supervision, control and authority of the President (or the Chief Executive Officer if there is no President), each Executive Vice President, each Senior Vice President, and each Vice President shall have the powers and perform such duties that pertain to, or relate to, such Executive Vice President's, Senior Vice President's, or Vice President's designated job or business function and shall have such other powers and perform such other duties as may be assigned by the Board, the Chairman of the Board, or the Chief Executive Officer from time to time.

            (d) Interim Chief Executive Officer. In case of the absence or disability of the Chief Executive Officer or a vacancy in the office, the President, an Executive Vice President, a Senior Vice President, or a Vice President designated by the Chief Executive Officer or the Board, or an interim officer designated by the Board, shall exercise all the powers and perform the all the duties of the Chief Executive Officer.